Exhibit 2.2

WY Secretary of State
FILED: 01/23/2025 12:34 PM
Original ID: 2025-001598209
Amendment ID: 2025-005549590

CORPORATE RESOLUTION

AUTHORIZING MOVING THE CORPORATE DOMICILE

FROM NEVADA TO THE STATE OF WYOMING

THE NOW CORPORATION, organized and existing under the laws of NEVADA, hereby certifies that this Resolution was adopted by the Officers, at meeting held on December 26, 2024 at which a voting quorum existed and was maintained throughout and that the Resolution adopted at that meeting was voted, recorded and now is in full effect according to the charter, provisions and Bylaws of the Corporation.

RESOLVED: That the Corporation approves the move of the corporate domicile from the State of NEVADA to the State of Wyoming and once filed, the entity will be dissolved, by an Authorized Individual in the state of NEVADA.

RESOLVED: That the Corporation, at the time of Continuance, approves the change of the name from THE NOW CORPORATION to THE NOW CORPORATION I.

I further attest that this Corporation is legally registered and organized, and that it is empowered through the Bylaws, to take such actions as are called for by this Resolution.

By: /s/ Alfredo Papadakis	January 17, 2025

President: Alfredo Papadakis

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STATE OF WYOMING

Office of the Secretary of State

I, CHUCK GRAY, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF NAME CHANGE

Current Name: THE NOW CORPORATION I

Old Name: THE NOW CORPORATION

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this 23rd day of January, 2025

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